Exhibit 10.4

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of July 31, 2009 by and among VIRTUSA CORPORATION, a Delaware corporation, having its chief executive office at 2000 West Park Drive, Westborough, Massachusetts 01581 (the “Borrower”), and RBS CITIZENS, NATIONAL ASSOCIATION, a national bank with a banking office at 28 State Street, Boston, Massachusetts 02109, (“RBS”) and  JPMORGAN CHASE BANK, N. A. (“JPM” and with RBS and any other lenders who become party hereto pursuant to Section 9 of this Credit Agreement, each a “Lender” and collectively, the “Lenders”) and RBS CITIZENS, NATIONAL ASSOCIATION as Administrative Agent (“Agent”).

The Borrower has requested that the Lenders extend certain financing accommodations to the Borrower in the form of loans and letters of credit, and the Lenders are willing to make such loans to the Borrower and are willing to issue Letters of Credit for the account of the Borrower, but only on the terms and subject to the conditions set forth in this Credit Agreement and the documents, instruments and agreements ancillary hereto.

In consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I

DEFINITIONS

1.1.          Definitions

All capitalized terms used in this Credit Agreement, in the Notes, in the other Loan Documents or in any certificate, report or other document made or delivered pursuant to this Credit Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

Accounts Receivable and Accounts. All rights of the Borrower to payment of a monetary obligation (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a secondary obligation incurred or to be incurred, or (iv) arising out of the use of a credit or charge card or information contained on or for use with the card; and all sums of money and other proceeds due or becoming due thereon, all notes, bills, drafts, acceptances, instruments, documents and other debts, obligations and liabilities, in whatever form, owing to the Borrower with respect thereto, all guarantees and security therefor, and the Borrower’s rights pertaining to and interests in such property, including the right of stoppage in transit, replevin or reclamation; all chattel paper; all insurance proceeds; all other rights and claims to the payment of money, under contracts or otherwise; and all other property constituting “accounts” as such term is defined in the Uniform Commercial Code.

Adjusted EBITDA. For any period means Borrower’s Consolidated Operating Income plus GAAP depreciation and amortization, non-cash stock-based compensation and other non-

cash charges for such period.

Adjusted LIBOR Rate.  A rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

Affiliate. With reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 25.0% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 25.0% more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Agent. RBS in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Applicable Percentage. With respect to any Lender, the percentage of the aggregate Revolving Loan Commitment represented by such Lender’s several commitment at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender in Schedule A.

Assignee. See Section 9.1.

Audited Financial Statement. See Section 4.6.

Borrower. See Preamble.

Borrower’s Accountants.   KPMG LLP, or such other independent certified public accountants as are selected by the Borrower and are reasonably acceptable to the Agent.

Borrower’s Business. The providing of information technology services, including consulting, technology implementation and application outsourcing services on a world-wide basis.

Borrowing Base.  At any time means eighty (80.0%) percent of the amount of Eligible Accounts minus twenty (20.0%) of all open FX Transactions at such time.

Borrowing Base Certificate.  See Section 5.1(f) and Exhibit E attached.

Business Day. Any day, other than a Saturday, Sunday or legal holiday, on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business.

Capital Expenditures. Without duplication, any expenditure for fixed or capital assets, leasehold improvements, capital leases, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the ease of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the capitalized amount (as determined under GAAP) of the obligations under such lease to pay rent and other amounts, and (iii) expenditures respect to any construction in progress account of the Borrower.

Cash Flow.  For any period means, calculated on a consolidated basis, (a) the sum of Borrower’s Adjusted EBITDA plus operating lease payments minus (b) unfinanced Capital Expenditures, cash taxes paid, capital distributions and redemptions and other distributions with respect to Borrower’s shares and loans and advances to Subsidiaries and affiliates which are not parties to the Credit Agreement. The Cash Flow Exclusions shall not be included within clause (b).

Cash Flow Exclusions. All of the following (i) short term intercompany payments in the ordinary course of business from Borrower to its Subsidiaries and affiliates, (ii) up to $25,000,000 in distributions to Borrower’s foreign Subsidiaries for acquisitions which conform to Permitted Acquisition requirements and (iii) up to $10,000,000 representing a non-cash reclassification of an Account due from Borrower’s UK Subsidiary to Borrower as an equity investment by borrower in such UK Subsidiary.

Closing Date. The first date on which the conditions set forth in Sections 3.1 and 3.2 have been satisfied and any Loans are to be made hereunder.

Closing Fee.  See Section 2.5(a).

Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and liens created by the Security Documents.

Commitment Fee. See Section 2.5(b).

Consolidated Current Liabilities. The aggregate amount of Indebtedness of the Borrower and its Subsidiaries that may properly be classified as current liabilities in accordance with GAAP and in any event including, without limitation, any direct or indirect indebtedness and other liabilities of the Borrower and its Subsidiaries that are payable on demand or within one (1) year from the creation thereof:

Consolidated Operating Income. For any fiscal period, the consolidated operating income of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP, except that in no event shall such consolidated operating income include: (i) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Lenders; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) any extraordinary or nonrecurring gains; (iv) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; (v) the net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions; (vi) the proceeds of any life insurance policy; and (vii) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

Consolidated Total Liabilities. At any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of the Borrower and its Subsidiaries, including in any event all Indebtedness.

Credit Agreement. This Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented, amended or restated from time to time.

Default. An Event of Default or any event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

Drawdown Date. The Business Day on which any Loan is made or is to be made.

Eligible Account. An Account Receivable owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(i) the Account is not more than ninety (90) days from the date of the invoice thereof and more than sixty (60) days past due under the original terms of sale, (ii) the Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Lender, shipping and delivery receipts evidencing such shipment, (iii) the Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process, (iv) the Account has not been materially reduced and is not subject to material reduction, as against the Borrower, its agents or the Lender, by any offset, counterclaim, adjustment, credit, allowance or other defense and as to which there is no (and no basis for any) return, rejection, loss or damage of or to the goods or services giving rise thereto, or any request for credit or adjustments known to the Borrower; provided, however, that if an Account Receivable, otherwise meeting the definition of Eligible Account, has been materially reduced or is subject to material reduction solely because of a failure of the Borrower to timely meet contract milestones and for no other reason (i.e. “retainage”) or because of a warranty claim and for no other reason, such Account Receivable shall be an Eligible Account, to the extent it has not been so materially reduced or is not subject to material reduction; (v) the Account arose in the ordinary course of Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier or employee of Borrower, (vi) no notice of bankruptcy or insolvency of the account debtor has been received by or is known to Borrower, (vii) the Account is not owed by an account debtor whose principal place of business is outside the United States of America, (viii) the Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower, (ix) the Account is not evidenced by a promissory note, (x) the Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis, (xii) the Account does not arise out of a progress billing arrangement other than in conformity with the terms of the contract with such account debtor, and (xiii) Agent, in accordance with its customary procedures consistently applied, has not notified the Borrower that the Account is unacceptable for any reason.

PROVIDED THAT if at any time twenty-five (25%) percent or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice and more than sixty (60) days past due, from and after such time none of the Accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Eligible Accounts until such time as less than twenty-five (25%) of the aggregate amount of the Accounts due from such account debtor are (as a result of actual payments received thereon) more than ninety (90) days from the respective dates of invoice and more than sixty (60) days past due; characterization of any Account due from an account debtor as a Eligible Account shall not be deemed a determination by Lender as to its actual value nor in any way obligate Lender to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Eligible Account; it is Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Eligible Accounts constitute Collateral.

Encumbrances. See Section 7.3.

Environmental Laws. Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

ERISA Affiliate. Any trade or business, whether or not incorporated, that is treated as a single employer with the Borrower under Section 41 4(b) (c), (m) or (o) of the Code and Section 4001(a) (14) of ERISA.

ERISA Event. (a) Any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or

Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated finding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower of any ERISA Affiliate from the PBGC or a plan administrator or any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (ii) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower.

Event of Default. Any event described in Section 8.1.

Existing L/C.  As defined in Section 2A.1(b)

Fixed Charge Coverage.  For any period means, on a consolidated basis, the ratio of Borrower’s Cash Flow to its Fixed Charges for such period.

Fixed Charges. The sum of Borrower’s consolidated interest expense, plus operating lease payments, current maturities of long term debt and current capital lease maturities.

Funded Debt. All Indebtedness on account of borrowed money including direct borrowings, capital lease obligations, Letter of Credit obligations, synthetic lease obligations and obligations under asset securitization programs.

FX Documents. Any and all documents entered into by the Borrower and/or its Subsidiaries in connection with FX Transactions.

FX Exposure.  The amount determined by the Lenders to be the Lenders’ foreign exchange risk exposure with respect to FX Transactions based upon the Lender’s “value at risk” model as it may change from time to time.  Each of the Lenders shall provide the Borrower with a summary of Borrower’s FX Exposure to such Lender within 30 days of the end of each calendar quarter.

FX Transactions.  The notional amount (calculated in US Dollars) of any transactions arranged or facilitated by any Lender and/or any of its Affiliates on behalf of Borrower and/or its Subsidiaries involving the purchase or sale of foreign currencies either on a current or deferred basis.

GAAP. Generally accepted accounting principles, consistently applied.

Guaranteed Obligations. See Section 2B.

Guarantees. As applied to any Person (a “Guarantor”), all guarantees, endorsements and other contingent or surety obligations with respect to Indebtedness or other obligations of any other Person (the “primary obligor”), whether or not reflected on the consolidated balance sheet of the guarantor, including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation.

Hazardous Materials. Any substance (i) the presence of which requires or may hereafter require notification, investigation, removal or remediation under any Environmental Law; (ii) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any applicable state of the United States, or any political subdivision thereof, or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls (“PCB’s”).

Hedging Contracts.  Interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and/or its Subsidiaries and the Lenders or Lenders’ Affiliates and designed to protect the Borrower and/or its Subsidiaries against fluctuations in interest rates or currency exchange rates.

Hedging Obligations. With respect to the Borrower, means all liabilities of the Borrower and its Subsidiaries to the Lenders or the Lenders’ Affiliates under Hedging Contracts.

Indebtedness. As applied to the Borrower and its Subsidiaries, without duplication, (i) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrower and its Subsidiaries and all obligations representing the deferred purchase price of property, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Borrower or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries, (v) all Guarantees, (vi) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the Borrower or its Subsidiaries, (vii) all asset securitization transactions involving Borrower and/or its Subsidiaries, and (viii) all other obligations which, in accordance with GAAP, would be included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding anything in the nature of capital stock, capital surplus and retained earnings.

Intellectual Property. All of the Borrower’s: (i) United States and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, substitutions, renewals, continuations in part, extensions and reexaminations thereof, and all improvements thereto, (ii) software, database, copyrightable works, websites, copyrights (registered, renewed or otherwise) and registrations, renewals and applications for registration or renewal thereof, (iii) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, slogans, symbols, trade names, internet domain names, brand names, product names, fictitious names, corporate names, and other source identifiers and all reissues, extensions and renewals thereof, and goodwill of the business symbolized thereby and associated therewith, (iv) trade secrets, know-how, technology, inventions and discoveries, and (v) any and all right, title, and interest in and to the foregoing, including the right to sue for past, present and future infringement, in all of such cases (i) through (v), whether used, held for use, supported, maintained, marketed or otherwise.

Interest Expense. For any fiscal period, the consolidated interest expense (including imputed interest and capitalized lease obligations) and amortized debt discount on indebtedness of the Borrower and its Subsidiaries for such period.

Interest Payment Date.  Means, (i) relative to any LIBOR Rate Loan having a LIBOR Interest Period of three months or less, the last Business Day of such LIBOR Interest Period, (ii) as to any LIBOR Rate Loan having a LIBOR Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period, and (iii) with respect to any Prime Rate Loan, the first Business Day of each month.

Investment. As applied to the Borrower and its Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary), any loan, advance or extension of credit (excluding Accounts Receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary), any real estate held for sale or investment, any securities or commodities futures contracts held, any other investment in any other Person (including any Subsidiary), and the making of any commitment or acquisition of any option to make an Investment.

Issuing Lender.  The Lender which issues any Letter of Credit pursuant to Section 2A of this Credit Agreement. RBS shall be the initial Issuing Lender.

Lease. That certain lease, dated as of June, 2000, between the Borrower and W9/TIB Real Estate Limited Partnership in respect of the premises occupied by the Borrower in Westborough, Massachusetts, as amended to date by the First Amendment dated as of November 2000 and Second Amendment and Extension of Lease dated as of December 30, 2003.

Lease Letters of Credit. Any Letters of Credit issued for the purpose of securing the Borrower’s obligations under the Lease, including, without limitation, any issued prior to the date of this Credit Agreement.

Lenders. Means collectively, RBS and JPM and each other Lender who becomes a party to this Credit Agreement by executing a joinder agreement hereto.

Letter of Credit Applications. Applications for Letters of Credit in such form as may be required by the Issuing Lender from time to time which are executed and delivered by the Borrower to the Issuing Lender pursuant to Section 2A, as the same may be amended or supplemented from time to time.

Letter of Credit Fee. See Section 2.5.

Letter of Credit Pledge Agreement. See Section 2A.1(b).

Letter of Credit Sublimit.  The aggregate sum of $1,500,000, and with respect to each of RBS and JPM, individually as an Issuing Lender, the sum of $750,000.

Letters of Credit. See Section 2A.1(a).

LIBOR Breakage Fee.  An amount calculated by the Lenders equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin) that Lenders may sustain as a result of Borrower’s termination of a LIBOR Rate Loan prior to the end of the Interest Period or failure of the Borrower to borrow a LIBOR Rate Loan for which it has issued a Notice of Borrowing.

LIBOR Rate.  The offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period.  If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day.  If for any reason a Lender cannot determine such offered rate by the British Bankers’ Association, the Lender may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

LIBOR Interest Period.  Relative to any LIBOR Rate Loan: (i)  initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan and ending on (but excluding) the day which numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its Notice of Borrowing; and (ii) thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one, three or six months thereafter, as selected by the Borrower pursuant to its Notice of Borrowing; (iii) provided, however, that  (a) at no time may there be more than five (5) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans; (b) LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Credit Agreement shall be of the same duration; (c) LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations with the Lenders shall be of the same duration as the relevant periods set under the applicable Hedging Contracts; (d) if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and (e) no LIBOR Interest Period may end later than the termination of this Credit Agreement.

LIBOR Rate Loan.  Any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

LIBOR Rate Margin.   2.50% per annum (250 basis points).

LIBOR Reserve Percentage.  The maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

Loan Documents. This Credit Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Security Documents and the FX Documents, together with any agreements, instruments or documents now or hereafter executed and delivered pursuant to or in connection with any of the foregoing.

Loans. The loans made or to be made by the Lenders to the Borrower pursuant to Section II of this Credit Agreement, including Revolving Credit Loans and unpaid Reimbursement Obligations.

London Banking Day. A day on which dealings in US dollars deposits are transacted in the London interbank market.

Maximum Drawing Amount. The maximum aggregate amount from time to time which beneficiaries may draw under outstanding Letters of Credit.

Modified US Quick Ratio. The ratio, on a consolidated basis for Borrower and its US Subsidiaries, of (i) cash, cash equivalents, short-term marketable securities per GAAP maintained in the US and trade Accounts Receivable (excluding related party Accounts Receivable and Accounts Receivable from non-US account debtors) to (ii) current liabilities per GAAP plus long term deferred revenue.

Multiemployer Plan. Any plan which is a Multiemployer Plan as defined in Section 4001(a) (3) of ERISA.

Negative Pledge Agreement.  The Negative Pledge Agreement from the Borrower to the Lenders of even date herewith with respect to the Intellectual Property of Borrower.

Note Record. Any internal record, including a computer record, maintained by the Lenders with respect to any Loan.

Notes. See Section 2.2(a).

Notice of Borrowing. The notice, substantially in the form of Exhibit B hereto, to be given by the Borrower to the Agent to request a Revolving Credit Loan.

Obligations.  The aggregate outstanding principal balance of and interest and premium on the Loans (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower and its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations of the Borrower and its Subsidiaries to the Lenders and the Lenders’ Affiliates of every kind and description pursuant to or in connection with the Loan Documents, including without limitation, the Guarantees, the Guaranteed Obligations, Hedging Contracts  and FX Transactions, deposit accounts, cash management accounts and services, hedging transactions, interest rate caps, collars and similar interest rate protection products, and all other banking products and services, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, in each case whether on account of principal interest, premium, reimbursement obligations, fees, indemnities, coats, expenses or otherwise  and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

Participant. See Section 9.2.

PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Pension Plan.  Any Plan which is an “employee pension benefit plan” (as defined in ERISA).

Permitted Acquisition.  An acquisition of the business assets or equity capital of a Person by the Borrower and/or its Subsidiaries which satisfies all of the following requirements: (i) the business acquired is engaged in the Borrower’s Business or in related or similar business, (ii) the acquisition is not a hostile acquisition (i.e. the board of directors or governing body of the acquired business has consented to the acquisition by the Borrower), (iii) the Borrower is in compliance with all of the provisions of the Credit Agreement including without limitation the financial covenants contained in Section 6 both before and after giving effect to the proposed acquisition.  For purposes of determining Borrower’s compliance with the financial covenants on a pro forma basis, the Lenders may or may not permit inclusion of the acquired business’s pre-acquisition Adjusted EBITDA.

Permitted Encumbrances.  Any of the following: (i) encumbrances in favor of the Lenders to secure the Obligations; (ii) encumbrances existing as of the date of this Credit Agreement and disclosed in Exhibit C hereto; (iii) encumbrances securing Indebtedness to the extent such Indebtedness is permitted by Section 7.1 of this Credit Agreement; (iv) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4; (v) landlords’ and lessors’ liens in respect of rent not in default or liens in respect of pledges or deposits under workmen’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, warehouseman’s, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance or other similar bonds incidental to the conduct of the Borrower’s or a Subsidiary’s business in the ordinary course and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; (vi) judgment liens securing judgments that (1) are not fully covered by insurance, and (2) shall not have been in existence for a period longer than 60 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 60 days after the expiration of such stay; (vii) rights of lessors under capital leases to the extent such capital leases are permitted hereunder; (viii) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the Borrower’s Business; and (ix)  liens constituting a renewal, extension or replacement of any Permitted Encumbrance.

Permitted Indebtedness.  Any of the following: (i) the Obligations; (ii) Indebtedness (other than Obligations) existing as of the date of this Credit Agreement and disclosed on Exhibit C hereto but not any increase in the principal amounts thereof nor any renewals or refinancings thereof; (iii) Indebtedness for taxes, assessments or governmental charges to the extent that payment therefore shall at the time not be required to be made in accordance with Section 5.4; (iv) current trade liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrower or its Subsidiaries in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower or its Subsidiaries, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no Encumbrance has been placed on any property of the Borrower or its Subsidiaries; (v) other Indebtedness incurred in the ordinary course of business, including asset securitization facilities and letters of credit not issued under this Credit

Agreement, and renewals and refinancings thereof, provided that such Indebtedness under this clause (v) does not exceed $10,000,000 in the aggregate at any time outstanding; (vi) Guarantees permitted under Section 7.2 hereof; and (vii) Indebtedness existing by and among the Borrower and its Subsidiaries as set forth in Schedule B annexed.

Permitted Restricted Payment.  Any loan, advance, extension of credit or other payment by and between the Borrower and any Subsidiary at a time when there is no continuing Default and  the making of which does not result in a Default under this Credit Agreement.

Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.

Plan.   Any “employee pension benefit plan” or “employee welfare benefit plan” (each as defined in Section 3 of ERISA) maintained by the Borrower or any Subsidiary.

Pledge Agreement.  The Pledge Agreement dated the date hereof pursuant to which Borrower shall pledge to Lenders the capital stock of its subsidiary, Virtusa Securities Corporation.

Prime Rate. The rate of interest announced from time to time by the Agent at its head office as its “Prime Rate”. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Prime Rate shall be effective from and including the effective date of such change.

Prime Rate Margin.  2.50% per annum (250 basis points).

Prohibited Transaction. Any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Qualified Investments. As applied to the Borrower and its Subsidiaries, Investments made in accordance with the requirements of Borrower’s investment policy as set forth from time to time by the Borrower’s Board of Directors.

Reimbursement Obligation. The Obligation of the Borrower to reimburse the Lenders on account of any drawing under any Letter of Credit as provided in Section 2A.2

Required Lenders. Lenders holding more than 50.0% of the Revolving Credit Commitment.

Responsible Officer. The chief financial officer of the Borrower and any other officer of the Borrower designated by the chief financial officer to sign Notices of Borrowing.

Restricted Payment. Other than a Permitted Restricted Payment, any dividend, distribution, loan, advance, guaranty, extension of credit or other payment (whether in cash, securities or other property) to or for the benefit of any Person who holds an equity interest in the Borrower or any of its Subsidiaries, whether or not such interest is evidenced by a security, and any other payment, whether in cash, securities or other property, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such capital stock or any security convertible into or exchangeable for such capital stock.

Revolving Credit Commitment. The maximum aggregate dollar amount of credit which the Lenders have agreed to make available to the Borrower for Loans and Letters of Credit is $3,000,000, of which RBS has agreed to provide $1,500,000 on a several basis upon the terms and subject to the conditions of this Credit Agreement.  JPM has agreed to provide the other $1,500,000 of the Revolving Credit Commitment on a several basis upon the terms and subject to the conditions of this Credit Agreement. The  Revolving Credit Commitment may be modified from time to time pursuant to the terms of this Credit Agreement. A portion of the Revolving Credit Commitment up to the Letter of Credit Sublimit shall be available to Borrower for issuance of Letters of Credit.

Revolving Credit Loans. See Section 2.1(a).

Revolving Credit Maturity Date. July  30, 2010.

Revolving Credit Outstandings. At any time, the outstanding principal balance of Revolving Credit Loans.

Security Agreement. Collectively, the Security Agreement from the Borrower and any future security agreements from Borrower’s US Subsidiaries to the Lenders with respect to all personal property of the Borrower and such Subsidiaries other than Intellectual Property.

Security Documents.  The Security Agreement, the Negative Pledge Agreement, the Pledge Agreement, and the Letter of Credit Pledge Agreement, and any subsequent pledge or security agreements granted by Borrower to Lenders, each in favor of the Lenders to secure Obligations, in each case as amended and/or restated and in effect from time to time, and any additional documents evidencing or perfecting the Lenders’ lien on the Collateral.

Subsidiary. With respect to any Person, any corporation, association, joint stock company, business trust, partnership, limited liability company or other similar organization of which more than 50.0% of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by such Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by such Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which such Person has more than a 50.0% ownership interest.

Total Revolving Credit Outstandings. At any time, the sum of (i) the aggregate outstanding principal balance of Revolving Credit Loans and (ii) the Maximum Drawing Amount of  Letters of Credit at such time.

UK Subsidiary. Virtusa UK Ltd.

US Subsidiaries. Virtusa Securities Corporation and any future subsidiaries of Borrower or any Subsidiary formed in the United States of America.

1.2. Rules of Interpretation.

(a) All terms of an accounting or financial character used herein but not defined herein shall have the meanings assigned thereto by GAAP, as in effect from time to time, and all calculations for the purposes of Section VI hereof shall be made in accordance with GAAP; provided that if any time after the date hereof there shall occur any change in respect of GAAP from that used in the preparation of the audited financial statements referred to in Section 4.6(a) in a manner that would have a material effect on any matter which is material to Section VI, the Borrower and Lenders will, within 10 Business Days after notice from Lenders or the Borrower, as the case may be to that effect, and continue in good faith negotiations with a view towards making appropriate amendments to the provisions hereof acceptable to Lenders to reflect as narrowly as possible the effect on Section VI as in effect on the date hereof; provided, further, that until such notice shall have been withdrawn or the relevant provisions amended in accordance herewith, Section VI shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

(b) Except as otherwise specifically provided herein, reference to any document or agreement shall include such document or agreement as amended modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Credit Agreement.

(c) The singular includes the plural and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d) A reference to any Person includes its permitted successors and permitted assigns,

(e) The words “include”, “includes” and “including” are not limiting.

(f) The words “herein”, “hereof’, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(g) All terms not specifically defined herein or by GAAP that are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, shall have the meanings assigned to them in such Uniform Commercial Code.

SECTION II

DESCRIPTION OF CREDIT

Subject to the terms and conditions of this Credit Agreement, each Lender shall make Loans to the Borrower, and participate in Letters of Credit at the request of Borrower, in such aggregate amount as the Borrower shall request pursuant to the Revolving Credit Commitment. Each Lender, for itself and not one for any other, agrees to make Loans and issue or participate in Letters of Credit on such basis that, immediately after the completion of any borrowing by Borrower or the issuance of a Letter of Credit: (i) the aggregate outstanding principal amount of Loans made by such Lender, when combined with such Lender’s pro rata share of any Letters of Credit issued for the account of the Borrower shall not be in excess of such Lender’s share of the Revolving Credit Commitment; and (ii) the aggregate outstanding principal amount of Letters of Credit made by such Lender shall not be in excess of such Lender’s share of the Letter of Credit Sublimit.

2.1.                              Revolving Credit Loans.

(a) Upon the terms and subject to the conditions of this Credit Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, each Lender severally agrees to make revolving credit loans (the “Revolving Credit Loans” or the “Loans”) to the Borrower at the Borrower’s request from time to time from and after the Closing Date and prior to the Revolving Credit Maturity Date, provided that (1) Total Revolving Credit Outstandings (after giving effect to all requested Revolving Credit Loans and  Letters of Credit) shall not at any time exceed the lesser of: (i)  the Revolving Credit Commitment and (ii) the Borrowing Base, and (2) the Revolving Credit Outstandings to each Lender do not exceed such Lender’s Applicable Percentage of the Revolving Credit Commitment. Subject to the terms and conditions of this Credit Agreement, the Borrower may borrow, repay, prepay and re-borrow amounts up to the limits imposed by this Section 2.1, from time to time between the Closing Date and the Revolving Credit Maturity Date upon a Notice of Borrowing given to the Agent pursuant to Section 2.3. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2 (as applicable) have been satisfied as of the date of such request.

(b) The Revolving Credit Commitment shall terminate at 5:00 p.m. Boston time on the Revolving Credit Maturity Date.

2.2. The Notes.

(a) The Revolving Credit Loans shall be evidenced by promissory notes in the form of Exhibit A-1 and Exhibit A-2 hereto, dated as of the Closing Date (the “Notes”).

(b) The Borrower irrevocably authorizes the Lenders to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on the Note, an appropriate notation on its Note Record reflecting the making of such Loan or the receipt of such payment. The outstanding amount of the Loans set forth on the Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lenders, but the failure to record, or any error in so recording, any such amount on the Lenders’ Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Note to make payments of principal of or interest on the Note when due.

2.3. Notice and Manner of Borrowing.

(a) Whenever the Borrower desires to obtain a Revolving Credit Loan hereunder, the Borrower shall give the Agent a telephonic notice promptly confirmed by a written Notice of Borrowing, which notices shall be irrevocable.  With respect to Prime Rate Loans, such notice must be received no later than 10:00 a.m. Boston time on the date the requested Revolving Credit Loan is to be made. Such Notice of Borrowing shall specify the effective date and amount of the Revolving Credit Loan. With respect to LIBOR Rate Loans, such notice must be received by 10:00 a.m. Boston time not less than two (2) nor more than five (5) Business Days’ notice that a LIBOR Rate Loan be made in a minimum amount of $500,000 and integral multiples of $100,000, with a LIBOR Interest Period of one, three or six months.  On the terms and subject to the conditions of this Credit Agreement, each LIBOR Rate Loan shall be made available to the Borrower on the first day of the applicable LIBOR Interest Period by deposit to the account of the Borrower as shall have been specified in its Notice of Borrowing.

(b) By delivering a Notice of Borrowing to the Agent on or before 10:00 a.m. Boston time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, that all or any portion of any LIBOR Rate Loan, in an aggregate minimum amount of $500,000 and integral multiples of $100,000, be converted on the last day of a LIBOR Interest Period into a LIBOR Rate Loan with a different LIBOR Interest Period; provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to, or continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to LIBOR Rate Loan of a different duration if such LIBOR Rate Loan relates to any Hedging Obligation.  In the absence of delivery of a Notice of Borrowing with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current LIBOR Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically continue as a LIBOR Rate Loan with the same LIBOR Interest Period.

(c)  If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Lenders, the records of the Lenders shall control absent manifest error. If the Agent receives a Notice of Borrowing after the time specified above, such Notice shall not be effective.

(d)  On each Business Day (by no later than 2:00 P.M. Boston time), the Agent shall notify each Lender of the dates, amounts and Interest Periods (if applicable) and of the amount of its Applicable Percentage of the Loans requested by Borrower.  Each Lender shall provide to Agent (not later than 3:00 P.M. Boston time), such amount in US Dollars, in federal or other immediately available funds, required of it.  Each Lender agrees to deliver to the Agent such Lender’s pro-rata share of the Loans requested by the Borrower on the date of such notice.  Each Lender acknowledges and agrees that such Lender’s obligation to make such Loans is its several obligation and shall not be affected by the failure of any other Lender to fund its share of the requested Revolving Loan.  If the Agent shall elect to advance the proceeds of any Loan prior to receiving funds from such Lender, the Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly on demand in the event that such Lender shall fail to reimburse the Agent in accordance with this paragraph.  The Agent shall also have the right to receive interest from such

Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and to the extent that the Agent provided such funds to the Borrower.

2.4.  Interest Rates and Payment of Interest.

(a) Each Revolving Credit Loan shall bear interest on the outstanding principal amount thereof at a floating rate per annum equal to, as elected by the Borrower in its Notice of Borrowing: (i) the sum of the Prime Rate plus the Prime Rate Margin, or (ii) the sum of the LIBOR Rate plus the LIBOR Rate Margin.  Payments of interest shall be due and payable on each Interest Payment Date and on the Maturity Date. LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such LIBOR Rate Loan.  Upon maturity, a LIBOR Rate Loan may be continued for an additional LIBOR Interest Period or may be converted to a Prime Rate Loan. With respect to Prime Rate Loans, the effective rate of interest shall change contemporaneously with any change in the Prime Rate.

(b) If a Default shall occur, then at the option of the Lenders (i) the unpaid balance of Loans shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to 2.0% per annum above the interest rate applicable to each such Loan in effect on the day such Default occurs, until such Default is cured or waived, and (ii) the Borrower shall pay to the Lenders a fee (in addition to the Letter of Credit Fee) equal to 1.0% per annum of the Maximum Drawing Amount of all Letters of Credit outstanding during the period from the occurrence of such Default until such Default is cured or waived.

(c) All agreements between the Borrower and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law. As used in this Section 2.4(c), the term “applicable law” shall mean the law of The Commonwealth of Massachusetts in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and the Lenders in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect. If, under or from. any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation, to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to payment of interest. This provision shall control every other provision of all Loan Documents.

(d) LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein.  For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging

Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.   The Borrower shall give RBS no later than 10:00 a.m., Boston time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid.  Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

(e) Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrower’s delivery of a Notice of Borrowing hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay a LIBOR Breakage Fee. The Borrower understands, agrees and acknowledges that: (i) the Lenders do not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Lenders.  Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Lenders elect to purchase, sell and/or match funds.

(f) If a Lender shall determine that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Lender to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(g) In the event that Borrower shall have requested a LIBOR Rate Loan and a Lender, in its reasonable discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; upon notice from the Lender to the Borrower, the obligations of the Lender to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

2.5.                              Fees and Charges.

(a)  The Borrower shall pay to the Agent for the account of the Lenders in accordance with their Applicable Percentages a closing fee (the “Closing Fee”) in the amount of 0.40% of the Revolving Credit Commitment which is due and payable and deemed to be fully earned and non-refundable on the Closing Date.

(b) The Borrower shall pay to the Agent for the account of the Lenders in accordance with their Applicable Percentages an annual commitment fee (the “Commitment Fee”), computed on a daily basis and payable quarterly in arrears on the first Business Day of each quarter, equal to (i) the excess of (x) the Revolving Credit Commitment at the time (without giving effect to any Letters of Credit or requested Letters of Credit) over (y) Revolving Credit Outstandings from time to time, multiplied by (ii) 0.25%.

(c) The Borrower shall pay to the Lenders in accordance with their Applicable Percentages a fee (the “Letter of Credit Fee”) at a rate per annum equal to the face amount of each outstanding Letter of Credit multiplied by 1.75% with respect to each Letter of Credit.  The Letter of Credit Fee shall be paid to Lenders in advance as a condition to issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender on demand standard documentation charges for the issuance of each Letter of Credit and the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by such Issuing Lender in connection with any Letter of Credit.

(d) The Borrower authorizes each Lender to charge to its Note Record or to any deposit account which the Borrower may maintain with the Lender the interest, fees, charges, taxes and expenses provided for in this Credit Agreement, the other Loan Documents or any other document executed or delivered in connection herewith or therewith.

2.6. Payments and Prepayments of the Loans

(a) On the Revolving Credit Maturity Date, the Borrower shall pay to the Lenders the entire unpaid principal balance of all outstanding Revolving Credit Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto.

(b) Revolving Credit Loans may be prepaid at any time, without premium or penalty, except for any LIBOR Breakage Fee which may be due.  Any such notice of prepayment shall be irrevocable. Prepayments of Revolving Credit Loans may be re-borrowed to the extent provided in Section 2.1.

(c) If at any time Revolving Credit Outstandings exceed the lesser of: (i) the Revolving Credit Commitment or (ii) the Borrowing Base, the Borrower shall immediately pay the amount of any such excess to the Lenders for application to the Revolving Credit Loans.  If at any time the Revolving Credit Outstandings of the Borrower to any Lender exceed such Lender’s Applicable Percentage of the Revolving Credit Commitment, the Borrower shall immediately pay the amount of any such excess to such Lender for application to the Revolving Credit Loans.

(d) If the Revolving Credit Outstandings exceed the Borrowing Base at any time (an “Overadvance”) and there are Revolving Credit Outstandings, the Borrower shall have five (5) Business Days from written notice by the Agent (the “Borrowing Base Cure Period”) to (i) fully cash collateralize the then outstanding Revolving Credit Outstandings, or (ii) to fully cash collateralize the amount of the Overadvance. The Borrower’s failure to fully cash collateralize such Revolving Credit Outstandings within five Business Days shall constitute an Event of Default hereunder.   During the Borrowing Base Cure Period no further Revolving Credit Loans or Letters of Credit will be permitted without the consent of the Lenders.  No Event of Default shall be deemed to have occurred as a result of the Overadvance during the Borrowing Base Cure Period.

2.7. Method of Payments

(a) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in lawful money of the United States at the Agent’s head office or at such other location that the Agent may from time to time designate, in each case in immediately available funds, and shall be deemed to have been made only when made in compliance with this Section. All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent for the benefit of the applicable Lender such additional amount in United States Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such clue date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Agent for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document, the Agent may, and the Borrower hereby authorizes the Agent to, debit the amount of any payment not made by such time to the demand deposit accounts of the Borrower with the Agent or to its Note Record.

(b) If the Revolving Credit Commitment shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to Section 8.2, all funds received from or on behalf of the Borrower (including as proceeds of Collateral) by the Agent in respect of Obligations, shall be applied by the Agent in the following manner and order: (i) first, to reimburse the Lenders for any actual amounts payable pursuant to Sections 11.2 and 11.3 hereof; (ii) second, to the payment of Commitment Fees, Letter of Credit Fees and any other fees payable hereunder to the applicable Lender; (iii) third, to the payment of interest due on the Loans and the Reimbursement Obligations to the Lenders in accordance with the Applicable Percentages; (iv) fourth, to the payment of the outstanding principal balance of the Loans to the Lenders in accordance with their Applicable Percentages and to payment of the Reimbursement Obligations to the Issuing Lenders, and to pay to the applicable Lenders any breakage costs and fees associated with Hedging Contracts, and to provide the Issuing Lenders with cash collateral for any issued and outstanding Letters of Credit, and to provide to the applicable Lenders’ cash collateral for their exposure on Hedging Contracts and FX Exposure (in an amount determined by Lenders); (v) fifth, to the payment of any other Obligations payable to the Lenders by the Borrower, pro rata to the outstanding principal balance of each Lender; and (vi) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.  In the event that funds received are not adequate to provide the Lenders with cash collateral for all issued and outstanding Letters of Credit and Lenders’ FX Exposure, Borrower and its US Subsidiaries shall immediately deposit with Lenders cash collateral determined by Lenders to be necessary to secure such Obligations.

(c )  The Agent shall remit to the Lenders such portion of any payments received from Borrower and other amounts received on account of the Obligations by not later than 2:00 p. m. on the Business Day following receipt of such payments by the Agent.  In the event that any payment made by Borrower to the Agent proves uncollectible or any Borrower payment is required to be returned or disgorged by the Agent for any reason (each, a “Returned Payment”), each Lender shall return to the Agent within one Business Day of the Agent’s demand therefor any payment made to such Lender based upon such Returned Payment.

2.8.                              Computation of Interest and Fees; Due Date.  Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Credit Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest and fees in connection with such payment.

2.9. Increased Costs. In case any change made after the Closing Date in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law): (i) subjects the Lenders to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Lenders imposed by the United States of America or any political subdivision thereof), or (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Lenders, or (iii) imposes upon the Lenders any other condition with respect to its obligations or performance under this Credit Agreement or in respect of any Letter of Credit, and the result of any of the foregoing is to increase the cost to the Lenders, reduce the income receivable by the Lenders or impose any expense upon the Lenders with respect to any Loans or its obligations under this Credit Agreement or in respect of any Letter of Credit, the Lenders shall notify the Borrower thereof.  The Borrower agrees to pay to the Lenders the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Lenders of a statement in the amount and setting forth in reasonable detail the Lenders’ calculation thereof and the assumptions upon which such calculation was based, which statement shall be deemed true and correct absent manifest error.

2.10.                        Capital Requirements. If after the date hereof any Lender or the Issuing Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof (by any governmental authority charged with the administration thereof or (ii) compliance by the Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Lender’s or such holding company’s capital as a consequence of the Lender’s Revolving Credit Commitment to make Loans hereunder or its obligations in respect of any Letter of Credit to a level below that which the Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Lender to be material, then the Lender shall notify the Borrower thereof. The Borrower agrees to pay to the Lender the amount of such reduction of return on capital as and when such reduction is determined, payable within 90 days after presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) unless within such 90 day period the Borrower shall have prepaid in full all Obligations to the Lender, in which event no amount shall be payable to the Lender under this Section. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

2.12. Taxes.

(a) All payments by the Borrower of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by a Lender’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and (iii)  pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required. Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

(b) If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by the Lenders as a result of any such failure.

SECTION 2A

LETTERS OF CREDIT

Subject to the terms and conditions of this Credit Agreement, the Issuing Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of Borrower, as the Borrower may from time to time request.  The Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (i) the issued and outstanding Letters of Credit would exceed the Letter of Credit Sublimit or the applicable Lender’s Letter of Credit Sublimit, or (B) the sum of the issued and outstanding Revolving Credit Loans and Letters of Credit would exceed the Revolving Credit Commitment or the applicable Lender’s Applicable Percentage of the Revolving Credit Commitment.  The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s share of the Revolving Credit Commitment.  Issuance fees shall be shared among the Lenders.  Customary administrative costs and fees shall be for the account of the Issuing Lender as Letter of Credit issuer.

2A.1 Issuance.

(a) Upon the terms and subject to the conditions hereof, the Issuing Lender, in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue letters of credit (the “Letters of Credit”) prior to the Revolving Credit Maturity Date for the account of the Borrower in such form as may be requested from time to time by the Borrower and agreed to by the Lenders, provided that (i) the Maximum Drawing Amount of all  Letters of Credit shall not at any time exceed the Letter of Credit Sublimit or the applicable Issuing Lender’s Letter of Credit Sublimit (after giving effect to all requested  Letters of Credit), (ii) and the sum of the outstanding amount of  Revolving Credit Loans and the Maximum Drawing Amount of all Letters of Credit shall not at any time exceed the lesser of: (1) the Revolving Credit Commitment and (2) the Borrowing Base, and (iii) that any Lender’s Applicable Percentage of Revolving Credit Outstandings does not exceed such Lender’s Applicable Percentage of the Revolving Credit Commitment; provided, further that no Letter of Credit shall have an expiration date later than the Revolving Credit Maturity Date.

(b)  Prior to the date of this Credit Agreement, RBS has issued for the account of the Borrower  a standby Letter of Credit to 2000 Westborough Office Park LLC in the amount of $346,036.27 (the “Existing L/C”), which shall be deemed to have been advanced under the Revolving Credit Commitment established by this Credit Agreement and which shall be deemed to have been advanced against RBS’s Letter of Credit Sublimit.  With respect to additional Letters of Credit issued under this Credit Agreement, at least three (3) Business Days prior to the proposed issuance date of any Letter of Credit, the Borrower shall deliver to the Issuing Lender (i) a Letter of Credit Application setting forth the Maximum Drawing Amount of all Letters of Credit (including the requested Letter of Credit, but excluding the Lease Letter of Credit), the requested language of the requested Letter of Credit (which shall be reasonably acceptable to the Issuing Lender) and such other information as the Issuing Lender shall require, and (ii) if the Letter of Credit is to be secured by cash collateral, a designation of cash collateral under the Letter of Credit Pledge Agreement equal to 100.0% of the Maximum Drawing Amount of the requested Letter of Credit. Each request for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2, as applicable, have been satisfied as of the date of such request.

2A.2  Reimbursement Obligation of the Borrower. In order to induce the Lenders to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse or pay to the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Lenders hereunder on each date that any draft presented under any Letter of Credit is honored by the Lenders or the Lenders otherwise makes payment with respect thereto, the Borrower shall pay (i) the amount paid by the Lenders under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever (including standard documentation charges for the issuance of each Letter of Credit) incurred by the Lenders in connection with any payment made by the Lenders under, or with respect to, such Letter of Credit. Interest on any and all amounts remaining unpaid by the Borrower under this Section 2A.2 at any time from the date such amounts become due and payable (whether as stated in this Section 2A.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Lenders on demand at a rate per annum equal to 2.0% above the interest rate applicable to Revolving Credit Loans at the time in the absence of an Event of Default.

2A.3 Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Lenders shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The responsibility of the Lenders to the Borrower shall be only to determine that the documents and drafts delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. Any unpaid Reimbursement Obligations with respect to Letters of Credit shall be deemed to be Revolving Credit Loans and shall be charged to Borrower’s Loan account.

2A.4 Obligations Absolute.

(a) The Borrower’s Reimbursement Obligations shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any set-off; counterclaim or defense to payment which the Borrower may have or have had against the Lenders or any beneficiary of a Letter of Credit. The Borrower further agrees that the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower, against the beneficiary of any Letter of Credit or any such transferee.

(b) The Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Lenders under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Lenders to the Borrower.

2A.5 Reliance by the Lenders. To the extent not inconsistent with Section 2A.4, the Lenders shall be entitled to rely on and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, electronic facsimile transmission, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Lenders.

SECTION 2B

GUARANTY OF FX TRANSACTIONS OF SUBSIDIARIES

2B.1  Guaranty of FX Transactions. Borrower hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all obligations and liabilities of any nature whatsoever arising in connection with the FX Transactions payable by each Subsidiary of Borrower, it successors and assigns, to the Lenders and/or their respective Affiliates (the “Guaranteed Obligations”), regardless of how evidenced or documented, whether now existing or hereafter created, originally contracted with a Lender and/or one of its respective Affiliates or with any other Person, secured or unsecured, direct or indirect, absolute or contingent, matured or unmatured.

2B.2  Waivers.  With respect to the Guaranteed Obligations, Borrower waives (a) acceptance of the guaranty of the Guaranteed Obligations created hereby and proof of reliance by the Agent and the Lenders hereon in creating the Guaranteed Obligations; (b) presentment, protest, demand for payment and notice of dishonor; (c) notice of any other nature whatsoever; (d) any requirement that Agent or any Lender take any action whatsoever (including demand for payment and legal action) with respect to any other Person or any other guarantor; and (e) all legal and equitable defenses which may be available to a guarantor or surety.

SECTION III

CONDITIONS OF LOANS AND LETTERS OF CREDIT

3.1.                              Conditions Precedent to Initial Loans. The obligations of each Lender to make the initial Loans and of the Issuing Lender to issue the initial Letter of Credit is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

(a) The Lenders shall have received the following agreements, documents, certificates and opinions in form and substance satisfactory to the Lenders and duly executed and delivered by the parties thereto:

(i) This Credit Agreement;

(ii) The Notes, substantially in the form of Exhibit A-1 and Exhibit A-2 hereto;

(iii) The Security Documents;

(iv) A UCC-l Financing Statement naming the Agent as agent for the Lenders covering the Collateral;

(v) UCC-3 Termination Statements to terminate Encumbrances (other than Permitted Encumbrances) of Persons other than the Lenders of record against the Collateral;

(vi)  Certificates of insurance or insurance binders evidencing compliance with Section 5.3 hereof and the applicable provisions of the Security Documents;

(vii) A certificate of the Secretary or an Assistant Secretary of the Borrower with respect to resolutions of its Board of Directors or other authorized Committee thereof, authorizing the execution and delivery of the Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Credit Agreement, and providing specimen signatures of such officer(s);

(viii) The Certificate of Incorporation of the Borrower and all amendments and supplements thereto, as flied in the office of the Secretary of State of its jurisdiction of formation, certified by said Secretary of State as being a true and correct copy thereof;

(ix) The By-laws of the Borrower and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of the Borrower as being a true and correct copy thereof;

(x) A certificate of the Secretary of State of the Borrower’s jurisdiction of incorporation as to legal existence and good standing of the Borrower in such state;

(xi) A certificate of the Secretaries of State of each state in which the Borrower is doing business as to the due qualification and good standing of the Borrower as a foreign, corporation in such states;

(xii) An opinion addressed to the Lenders from Goodwin, Procter, LLP, counsel to the Borrower;

(xiii) A certificate of the chief financial officer of the Borrower as to the solvency of the Borrower, the accuracy of the Borrower’s representations and warranties and such other matters as the Lenders may request;

(xiv) A report in substantially the form of Exhibit D hereto signed on behalf of the Borrower by its chief financial officer with respect to the financial statements required to be delivered pursuant to Section 4.6; and

(xv) Such other documents, instruments, opinions and certificates, and completion of such other matters, as the Lenders may reasonably deem necessary or appropriate.

(b) No litigation, arbitration, proceeding or investigation shall be pending or threatened in writing which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the judgment of the Lenders, might adversely affect the transactions contemplated hereby.

(c) All necessary filings and recordings against the Collateral shall have been completed and the Lenders’ liens on the Collateral shall have been perfected, as contemplated by the Security Documents.

(d) The Borrower shall have paid to the Lenders all fees to be paid hereunder on or prior to the Closing Date.

3.2.                              Conditions Precedent to all Loans and Letters of Credit. The obligation of the Lenders to make any Loan or to issue any Letter of Credit is further subject to the following conditions:

(a) Receipt by the Agent of a Notice of Borrowing with respect to any Revolving Credit Loan or the Letter of Credit Application and Agreement with respect to any Letter of Credit;

(b) The Borrower shall have satisfied the conditions set forth in Sections 2.1 and 2A.l hereof;

(c) The outstanding Loans and Letters of Credit do not and, after giving effect to any requested Loan or Letter of Credit, will not exceed the limitations set forth in Sections 2.1 and 2A.1(a) hereof;

(d) The representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Letter of Credit Application and on the effective date of the making of each Loan or issuance of each Letter of Credit as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date);

(e) No Default or Event of Default shall have occurred and be continuing at the time of and immediately after the making of such requested Loan or the issuance of such requested Letter of Credit;

(f) The resolutions referred to in Section 3.1 shall remain in full force and effect; and

(g) No change shall have occurred in any law or regulation or interpretation thereof that, in the reasonable opinion of counsel for the Lenders, would make it illegal or against the policy of any governmental agency or authority for the Lenders to make Revolving Credit Loans hereunder or to issue Letters of Credit hereunder (as the case may be).

The making of each Loan and the issuance of each Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of the making of such Loan or the issuance of such Letter of Credit as to the accuracy of the facts referred to in subsections (c), (d) and (e) of this Section 3.2 and of the satisfaction of all of the conditions set forth in this Section 3.2.

SECTION IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Credit Agreement and to make Loans and the Issuing Lender to issue Letters of Credit hereunder, the Borrower represents and warrants to the Lenders that except as otherwise disclosed in Borrower’s audited financial statements and/ or in Borrower’s 10-K reporting for the fiscal year ended March 31, 2009, or as set forth on Exhibit C attached hereto:

4.1.                              Organization; Qualification; Business.

(a) Each of the Borrower and its US Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in  each jurisdiction (all of which are listed on Exhibit C attached hereto) where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

(b) Since the date of the Audited Financial Statement, the Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

4.2.                              Corporate Authority; No Conflicts. The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby are within the power and authority of the Borrower and have been authorized by all necessary corporate proceedings, and do not and will not (a) contravene any provision of the Certificate of Incorporation or By-Laws of the Borrower or any law, rule or regulation applicable to the Borrower, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower, or (c) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower, except in favor of the Lenders.

4.3.                              Valid Obligations. The Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought. The Security Documents have effectively created in favor of the Lenders legal, valid and enforceable security interests in the Collateral and such security interests are fully perfected first priority security interests.

4.4.                              Consents or Approvals. The execution, delivery and performance of the Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person (including without limitation any lessor or lessee of Borrower’s properties), except under or as contemplated by the Security Documents.

4.5.                              Title to Properties; Absence of Encumbrances. Each of the Borrower and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, and good and valid leasehold title to all of the properties, assets and rights of every name and nature now purported to be leased by it, including, without limitation, such properties, assets and rights as are reflected in the Audited Financial Statements (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances, and free from all defects of title that might materially adversely affect such properties, assets or rights, or Borrower’s or its Subsidiaries’ operations conducted with respect thereto, taken as a whole. All material leases under which Borrower or its Subsidiaries is the lessor or lessee are in full force and effect and there are no existing defaults or events that with the giving of notice or passage of time or both could ripen into defaults, by the Borrower or, to the Borrower’s knowledge, the lessor thereunder. No third parties possess any rights with respect to any of Borrower’s or its Subsidiaries owned or, to the Borrower’s knowledge, leased properties, the exercise of which would have a material adverse effect on the Borrower or its Subsidiaries or their respective operations, taken as a whole. All real property owned or leased by the Borrower (other than short-term residential rentals) is described in Exhibit C hereto.

4.6.                              Financial Statements; Indebtedness,

(a) The Borrower has furnished to the Lenders its audited consolidated financial statements for the years ended March 31, 2009 (the “Audited  Financial Statement”), March 31, 2008 and March 31, 2007.   All such financial statements are prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations of the Borrower and its Subsidiaries for such periods in all material respects.

(b) At the date hereof, the Borrower and its Subsidiaries have no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on the Audited  Financial Statement, on Exhibit C hereto or accrued in the ordinary course of business consistent with past practices since the date of the Audited Financial Statement.

4.7.                              Changes. Since the date of the Audited Financial Statement, there have been no material changes in the assets, liabilities, financial, condition, business or prospects of the Borrower or any of its Subsidiaries (including as a result of any applicable law or governmental regulation, ruling or policy).

4.8.                              Solvency. The Borrower has and, after giving effect to the Loans, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); the Borrower has and will have access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature; the Borrower was not insolvent immediately prior to the making of the Loans and immediately after giving effect thereto, the Borrower will not be insolvent.

4.9.                              Defaults. As of the date of this Credit Agreement, no Default exists.

4.10.                        Taxes.  The Borrower and its Subsidiaries have filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from any of them have been fully paid, except for such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and with respect to which (a) adequate reserves have been established and are being maintained in accordance with GAAP and (b) no lien has been filed to secure such taxes, assessments or charges. All such contests at the date hereof are described on Exhibit C hereto. The Borrower and its Subsidiaries have not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of tax liabilities. The federal and state income tax returns of the Borrower and its Subsidiaries have not been audited or, to the best of the Borrower’s knowledge, otherwise examined by any federal or state taxing authority. The Borrower and its Subsidiaries have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

4.11.                        Litigation. To the Borrower’s knowledge, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Borrower’s or any Subsidiary’s officers, threatened, against the Borrower or any Subsidiary that, if adversely determined, may reasonably be expected to result in a material judgment not fully covered by insurance, may reasonably be expected to result in a forfeiture of all or any substantial part of the property of the Borrower or its Subsidiaries, or may reasonably be expected to have a material adverse effect on the assets, business or prospects of the Borrower and its Subsidiaries taken as a whole.

4.12.                        Subsidiaries. All the Subsidiaries of the Borrower are listed on Exhibit C hereto. The Borrower is the owner, free and clear of all Encumbrances, of all of the issued and outstanding stock or other equity interest of each Subsidiary, except as disclosed in Exhibit C. All shares of such stock or other equity interest held by the Borrower have been validly issued and are fully paid and non-assessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding

4.13. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is

subject to regulation under the Investment Company Act of 1940, as amended.

4.14. Compliance. The Borrower has all necessary permits, approvals, authorizations, consents, variances, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow it to own and operate its business and properties without any violation of laws, regulations, authorizations and orders of public authorities (including without limitation Environmental Laws) or the rights of others, except to the extent that any such violation would not have a material adverse effect on the business, financial condition or operation of the Borrower and its Subsidiaries taken as a whole. The Borrower and each Subsidiary are duly authorized, qualified and licensed under, and the Borrower, its Subsidiaries and all real properties owned or leased by them are in compliance with, all applicable laws, regulations, authorizations and orders of public authorities, including, without limitation, Environmental Laws, except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a material adverse effect on the business, financial condition or operation of the Borrower and its Subsidiaries taken as a whole. The Borrower and each Subsidiary have performed all obligations required to be performed by it under, and is not in default under or in violation of its Certificate of Incorporation or By-laws or any other agreement, lease, mortgage, note, bond, indenture license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for violations none of which, either individually or in the aggregate, would have any material adverse effect on the business, condition (financial or otherwise) or assets of the Borrower and its Subsidiaries taken as a whole.

4.15. ERISA. The Borrower and its ERISA Affiliates are in compliance in all material respects with ERISA and the provisions of the Code and the regulations and published interpretations thereunder applicable to the Plans. No ERISA Event has occurred or is reasonably expected to occur, including by reason of the consummation of the transactions contemplated by this Credit Agreement that when taken together with all other such ERISA Events, could reasonably be expected to result in material liability to the Borrower or any of its ERISA Affiliates. None of the Plans had any “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) as of the last annual valuation dates applicable thereto.

4.16. Environmental Matters.

(a) The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all permits, licenses and authorizations required under any Environmental Law, and are also in compliance with all applicable orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply would not have a material adverse effect on the business, financial condition or operations of the Borrower and it Subsidiaries.

(b) No written notice, notification, demand, request for information, citation, summons or order has been issued and is outstanding, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrower’s knowledge, threatened by any governmental or other entity (i) with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or to comply with any Environmental Laws, except to the extent such failure would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries or (ii) regarding the presence of any Hazardous Material at, on or under any property now or previously owned, or, to the Borrower’s knowledge, leased or used, by the Borrower or any of its Subsidiaries or any other location to which Hazardous Materials generated or used by the Borrower or any of its Subsidiaries from such property had been transported or which they have been disposed of.

(c) No material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned, or, to the Borrower’s knowledge, leased or used, by the Borrower or any of its Subsidiaries is listed or, to the best of the Borrower’s knowledge, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

(d) There are no Encumbrances arising under or pursuant to any Environmental Law on any of the real property or properties owned, or, to the Borrower’s knowledge, leased or used, by the Borrower or any of its Subsidiaries and no governmental actions have been taken or, to the best of the Borrower’s knowledge, are in process which could subject any of such properties to such liens or Encumbrances or, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

(e) Neither the Borrower nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any previous owner, tenant, occupant or user of any property owned by the Borrower or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of any owned, leased or used property, or any portion thereof, for the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance in all material respects with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with, all Environmental Laws; nor to the best knowledge of the Borrower have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of the Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with all Environmental Laws.

4.17. Restrictions on the Borrower. The Borrower is not party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, materially and adversely affect the business, property, assets, operations or conditions, financial or otherwise of the Borrower or any of its Subsidiaries.

4.18. Labor Relations. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, except for any such labor action as would not have a material and adverse effect on the condition (financial or otherwise) properties, business or results of operations of the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except for any such question or activities as would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries.

4.19. Trade Relations. There exists no actual or, to the best knowledge of the Borrower, termination, cancellation or limitation of, or any material modification or change in, the business relationship between the Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases, individually or in the aggregate; are material to the business of the Borrower and its Subsidiaries, taken as a whole, or with any material vendor, except in each case, where the same could not reasonably be expected to have a material adverse effect on the business, financial condition, assets or properties of the Borrower and its Subsidiaries, taken as a whole.

4.20. Margin Rules. The Borrower does not own or have any present intention of purchasing or carrying, and no portion of any Loan shall be used for purchasing or carrying, any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System.

4.21. Disclosure. No representation or warranty made by the Borrower in any Loan Document and no document or information furnished to the Lenders by or on behalf of or at the request of the Borrower in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

4.22  Anti-Terrorism Laws. Neither Borrower nor, to the knowledge of the Borrower, any owner of Borrower is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

4.23 OFAC.   Neither Borrower nor, to the knowledge of Borrower, any subsidiary or affiliate or other agent of Borrower acting or benefiting in any capacity in connection with the transactions contemplated hereunder, is any of the following: (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

4.24 Money Laundering.  Neither Borrower nor, to the knowledge of the Borrower, any owner of Borrower, or agent of any of its owners, subsidiaries or affiliates acting in any capacity in connection with the transactions contemplated hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 4.23 above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.25. Material Agreements.  Except as disclosed on Schedule 4.25 hereto, the Borrower and its Subsidiaries are not parties to any material agreements not disclosed in its SEC filings.

SECTION V

AFFIRMATIVE COVENANTS

The Borrower covenants that so long as any Loan, Letter of Credit or other Obligation remains outstanding or the Lenders have any obligation to lend or to issue any Letter of Credit hereunder:

5.1. Financial Statements. The Borrower shall furnish to the Lenders:

(a) As soon as available to the Borrower, but in any event within 90 days after the end of each fiscal year, (i) the Borrower’s consolidated balance sheets as of the end of  such fiscal year and related consolidated and consolidating statements of income, retained earnings and cash flow for such year, prepared in accordance with GAAP and audited and certified without qualification by the Borrower’s Accountants in the case of such consolidated statements, (ii) consolidating balance sheets as of the end of such fiscal year and related consolidating statements of income, retained earnings and cash flow for such year, prepared by Borrower and certified by the chief financial officer of the Borrower; (iii) a copy of the Borrower’s Accountant’s management report, and (iv) a certification by the chief financial officer of the Borrower that no Distributions have been made by the Borrower to any of its Subsidiaries other than Cash Flow Exclusions;

(b) As soon as available to the Borrower, but in any event within 45 days after the end of each fiscal quarter, (i) the Borrower’s consolidated and consolidating balance sheets as of the end of and related consolidated and consolidating statements of income, retained earnings and cash flow for, the fiscal quarter then ended and the portion of the year then ended prepared in accordance with GAAP and certified by the chief financial officer of the Borrower, except for lack of footnotes and subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount, and (ii) a certification by the chief financial officer of the Borrower that no Distributions have been made by the Borrower to any of its Subsidiaries other than Cash Flow Exclusions;

(c) Concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.1, a covenant compliance certificate in substantially the form of Exhibit D hereto signed on behalf of the Borrower by its chief financial officer;

(d) As soon as available to the Borrower, but in any event not later than 30 days before the beginning of each fiscal year, the Borrower’s projections for such fiscal year, prepared on a quarterly  basis and including consolidated balance sheets and statements of income, retained earnings and cash flows;

(e) As soon as available to the Borrower, but in any event within 45 days after the end of each fiscal quarter, a schedule of all outstanding FX Transactions of the Borrower and its Subsidiaries including the applicable currency, tenor and notional amount of each FX Transaction and such other information with respect thereto as the Lenders may reasonably request;

(f) With each Notice of Borrowing, within twenty (20) days of the end of each month that there are Revolving Credit Outstandings (other than the Existing L/C) and within thirty (30) days of each quarter end when there are no Revolving Credit Outstandings, a Borrowing Base Certificate in the form of Exhibit E hereto and an accounts receivable aging in form acceptable to the Lenders; and

(g) From time to time, such other financial data and information about the Borrower or its Subsidiaries as the Lenders may reasonably request.

5.2. Conduct of Business.  The Borrower and each of its Subsidiaries shall:

(a) Duly observe and comply in all material respects with all laws, regulations, decrees, orders, judgments and valid requirements of any governmental authorities applicable to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect and comply in all material respects with all licenses and permits necessary to the proper conduct of its business, except where the failure to comply in any instance would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole; and

(b) Maintain their existence (except to the extent permitted pursuant to Section 7.4) and remain or engage substantially in the Borrower’s Business and in no unrelated business.

5.3                                 Maintenance and Insurance.

(a) The Borrower and each of its Subsidiaries shall maintain their properties in good repair, working order and condition, ordinary wear and tear and damage by fire or other casualty excepted, as required for the normal conduct of their business.

(b) The Borrower and each of its Subsidiaries shall at all times maintain liability and casualty insurance on its properties with financially sound and reputable insurers in such amounts and with such coverages, endorsements, deductibles and expiration dates as the officers of the Borrower in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business and owning or operating similar properties and as shall be reasonably satisfactory to the Lenders.  RBS, as agent for the Lenders shall be named as loss payee only with respect to any insurance policy in Borrower’s name, additional insured and/or mortgagee under such insurance as the Lenders shall require from time to time, and the Borrower shall provide to the Lenders loss payable endorsements in form and substance reasonably satisfactory to the Lenders. In addition, the Lenders shall be given thirty (30) days advance notice of any cancellation of insurance. In the event of failure to provide and maintain insurance as herein provided, the Lenders may, at their option, provide such insurance and charge the amount thereof to the Borrower as a Revolving Credit Loan. The Borrower shall furnish to the Lenders certificates or other evidence satisfactory to the Lenders of compliance with the foregoing insurance provisions. The Lenders shall not, by the fact of approving, disapproving or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of law suits, and the Borrower hereby expressly assumes full responsibility therefore and liability, if any, thereunder.

5.4    Taxes. The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Encumbrance shall have been flied to secure such tax, assessment or charge.

5.5. Inspection. On the request of RBS from time to time, the Borrower shall permit the Lenders and their designees, at reasonable times and intervals of time, and upon reasonable written notice, to (i) visit and inspect the United States properties of the Borrower and its Subsidiaries, (ii) examine and make copies of and take abstracts from the United States books and records of the Borrower and its Subsidiaries, (iii) verify Accounts Receivables using its customary practices and procedures, and (iv) discuss the affairs, finances, and accounts of the Borrower and its Subsidiaries with their appropriate officers, employees and independent accountants, all at the expense of the Borrower.  In the absence of a continuing Event of Default, any such examination shall be at the Lender’s expense, and during the continuance of an Event of Default such examination shall be at the Borrower’s expense.

5.6. Maintenance of Books and Records. The Borrower shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its and its

Subsidiaries’ business and financial transactions in accordance with GAAP and applicable law.

5.7. Further Assurances.  At any time and from time to time the Borrower shall execute and deliver such further documents and take such further action as may reasonably be requested by the Lenders to effect the purposes of the Loan Documents.

5.8. Notification Requirements. The Borrower shall furnish to the Lenders:

(a) Promptly upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration, thereof and the action being or proposed to be taken with respect thereto;

(b) Promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries of which they have notice, the outcome of which would or might have a materially adverse effect on the assets, business or prospects of the Borrower alone or the Borrower and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto; and

(c) Promptly after any occurrence or after becoming aware of any condition affecting the Borrower or any Subsidiary which might constitute a material adverse change in or which might have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower alone or the Borrower and its Subsidiaries, taken as a whole, written notice thereof.

5.9. ERISA Compliance and Reports.

(a) Each Plan shall comply in all material respects with ERISA and the Code, except to the extent failure to comply in any instance would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

(b) With respect to any Plan, the Borrower shall, or shall cause its ERISA Affiliates to furnish to the Lenders promptly as soon as possible and in any event within 10 days after the Borrower or any of its ERISA Affiliates knows that any ERISA Event has occurred or expected to occur, a statement of the chief financial officer of the Borrower describing such ERISA Event, including copies of any notice concerning such ERISA Event received from the PBGC, a plan administrator, or from a Multiemployer Plan sponsor, and the action, if any, the Borrower or such ERISA Affiliate proposes to take with respect thereto promptly after the adoption of any Pension Plan, the Borrower shall notify the Lenders of such adoption.

5.10. Environmental Compliance.

(a) The Borrower and its Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to the Borrower’s or any Subsidiary’s business, properties and assets.

(b) If the Borrower or any Subsidiary shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by the Borrower or any Subsidiary, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any Subsidiary alleging a material violation of any Environmental Law requiring the Borrower or any Subsidiary to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that the Borrower or any Subsidiary may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, (iv) become aware of any investigative action or proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material or (v) notify any governmental agency or authority regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material by the Borrower or any Subsidiary, the Borrower shall promptly notify the Lenders thereof (together with a copy of any such notice) and of any action being or proposed to be taken with respect thereto and thereafter shall continue to furnish to the Lenders all further notices, demands, reports and other information regarding the foregoing.

5.11. Operating Accounts. The Borrower shall continue to use the Lenders as its primary depository banks for the Borrower’s United States-based operating accounts.

5.12 US Subsidiaries.  Each US Subsidiary hereafter established by Borrower shall become a party to this Credit Agreement by executing a joinder agreement and shall also execute and deliver a security agreement in the same form as that executed by the Borrower.

5.13 Cash Collateral.  In the event that the Credit Agreement is terminated for any reason and there are issued and outstanding Letters of Credit and/or open FX Transactions, the Borrower shall pledge cash collateral to the Lenders in the amount of at least 100% of the face amount of such Letters of Credit to the Issuing Lenders and 100% of the FX Exposure to the applicable Lenders as a condition to the Lenders’ agreement to release any of the Security Documents.

SECTION VI

FINANCIAL COVENANTS

The Borrower covenants that so long as any Loan, Letter of Credit or other Obligation remains outstanding, or the Lenders have any obligation to make any Loan or issue any Letter of Credit hereunder:

6.1. Fixed Charge Coverage. For the trailing twelve month period ending on each fiscal quarter end, the Borrower shall maintain, on a consolidated basis, a ratio of its Cash Flow to its Fixed Charges of greater than 1.25 to 1.0.

6.2. Funded Debt to EBITDA. At each fiscal quarter end the ratio of the Borrower’s Funded Debt to its Adjusted EBITDA, on a consolidated basis, shall be less than 1.0 to 1.0.

6.3. Modified US Quick Ratio. At each fiscal quarter end the Borrower and its US Subsidiaries shall maintain a minimum Modified US Quick Ratio of greater than 2.0 to 1.0.

SECTION VII

NEGATIVE COVENANTS

The Borrower covenants that so long as any Loan, Letter of Credit or other Obligation remains outstanding or the Lenders have any obligation to make any Loan or to issue any Letter of Credit hereunder, without the prior written consent of the Lenders:

7.1. Indebtedness. Neither  Borrower nor its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

7.2. Intentionally Deleted.

7.3. Encumbrances. Neither the Borrower nor any US Subsidiary shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor, upon or with respect to any of its property or assets, or assign or otherwise convey any right to receive income, including the sale or discount of Accounts Receivable with or without recourse, except for Permitted Encumbrances.

7.4. Merger: Purchase. Sale or Lease of Assets; Reorganization; Liquidation.

(a) The Borrower and its Subsidiaries shall not: (i) acquire the capital stock or other equity interests or all or substantially all of the assets of another Person, whether or not involving a merger or consolidation with such other Person, other than pursuant to a Permitted Acquisition, and providing that both immediately before and after giving effect to such acquisition, no Default shall exist; (ii) merge or consolidate into or with any other Person, or commence a reorganization, other than a merger of any Subsidiary with and into the Borrower, with the Borrower as the survivor of such merger, or a merger or consolidation into or with another Person, or a reorganization, in each case, where the holders of more than 50.0% of the ordinary voting power for the election of a majority of the members of the board of directors of the Borrower prior to such transaction retain such power after the transaction; or (iii) liquidate or dissolve, except that any wholly-owned Subsidiary may liquidate or dissolve.

(b) Neither the Borrower nor its Subsidiaries shall sell, lease (as lessor) or otherwise dispose of any assets or properties in excess of $10,000,000 in the aggregate, other than sales of Qualified Investments and inventory and obsolete or worn out equipment, in each case in the ordinary course of business and consistent with past practices.

7.5. Subsidiaries. The Borrower shall not issue and shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefore or any securities convertible thereto, other than to the Borrower. Neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except to the Borrower or any of its wholly-owned subsidiaries. The Borrower shall not permit any US Subsidiary to encumber any of its assets other than by Permitted Encumbrances.

7.6.                              Restricted Payments. The Borrower shall not pay, make, declare or authorize any Restricted Payment other than: (i) compensation paid to employees, officers and directors in the ordinary course of business and consistent with prudent business practices; (ii) dividends payable solely in common stock; (iii) dividends paid by any Subsidiary to the Borrower; (iv) redemptions of shares of capital stock of the Borrower which are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act of 1933) in an amount not to exceed 5.0% of the aggregate total voting stock of the Borrower issued and outstanding on a fully diluted basis, and (v) shares of capital stock of the Borrower withheld or redeemed by Borrower to settle any applicable tax obligations of a grantee of shares of any equity award (including without limitation thereof, any shares of restricted stock and any stock appreciation rights) which arise in connection with the vesting, exercise or other taxable event with respect to such awards.

7.7.                              Investments; Purchases of Assets. Neither the Borrower nor its Subsidiaries shall  make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than: (i) Investments existing on the date hereof in Subsidiaries; (ii) Qualified Investments; (iii) Capital Expenditures; (iv) normal trade credit extended in the ordinary course of business and consistent with prudent business practice; (v) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $500,000 in the aggregate outstanding at any one time, provided that advances to any single employee shall not exceed $50,000 in the aggregate; (vi) Investments in any Subsidiary of the Borrower which is a Cash Flow Exclusion; and (vii) Loans to any Person (including employees) not in the ordinary course of business not to exceed $300,000 in the aggregate outstanding at any one time.

7.8.                              ERISA Compliance. Neither the Borrower nor any of its ERISA Affiliates nor any Plan shall (i) engage in any Prohibited Transaction which would have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (ii) incur any “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code and Section 302 of ERISA), whether or not waived, (iii) permit to exist any material amount of “unfunded benefit liabilities” (within the meaning of Section 4001.(a)(1 8) of ERISA), (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrower or any of its Subsidiaries, (v) fail to make any required contribution to any Multiemployer Plan or (vi) completely or partially withdraw from a Multiemployer Plan if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA.

7.9.                              Transactions with Affiliates. Except as otherwise provided herein, neither the Borrower nor any of its Subsidiaries will directly or indirectly, enter into any purchase, sale, lease or other transaction with any Subsidiary or Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm’s length transaction with any Person who is not an Affiliate or Subsidiary, including without limitation, any transfer pricing, service fee or similar agreements between or among Borrower and its Affiliates or Subsidiaries, (ii) employment contracts with senior management of the Borrower entered into in the ordinary course of business and consistent with prudent business practices and (iii) for the avoidance of doubt, transactions relating to Restricted Payments permitted under Section 7.6.

7.10.                        Fiscal Year. The Borrower and its Subsidiaries shall not change their March 31 fiscal year end without the prior written consent of the Lenders.

SECTION VIII

DEFAULTS

8.1.                              Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

(a) The Borrower or any Subsidiary shall fail to pay any interest, principal or other amount due with respect to any Loan, any Reimbursement Obligation or any amount owing by it with respect to any Obligation when the same shall become due and payable, whether at maturity or at any accelerated date of maturity or at any other date fixed for payment; or

(b) The Borrower or any Subsidiary shall fail to perform or comply with any term., covenant or agreement applicable to it contained in Sections 5.1,5.2(b), 5.5, 5.6, 5.9, 5.11, 6 and 7 of this Credit Agreement; or

(c) The Borrower or any Subsidiary shall fail to perform or comply with any term, covenant or agreement applicable to it (other than as specified in subsections 8.1(a), (b) or (d) through (k) hereof) contained in this Credit Agreement or any other Loan Document and such default shall continue for ten (10) Business Days; or

(d) Any representation or warranty of the Borrower made in this Credit Agreement or any other Loan Document or in any certificate, notice or other writing delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(e) The Borrower or any of its Subsidiaries shall fail to pay when due any amount payable (i) under any Indebtedness exceeding $1,000,000 in principal amount or (ii) under any agreement for the use a real or personal property requiring aggregate payments in excess of $1,000,000 in any twelve month period, or fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness or relating to such agreement for the use of real or personal property; or

(f) The Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced against the Borrower or any of its Subsidiaries, without the application or consent of such Borrower or such Subsidiary in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 30 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Borrower or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Borrower or such Subsidiary and shall continue unstayed and in effect for a period of 45 days; or

(h) A judgment or order for the payment of money shall be entered against the Borrower or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or such Subsidiary, that in the aggregate exceeds $1,000,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $200,000 in the aggregate, and such judgment, order, warrant or process shall continue undischarged or unstayed for 30 days; or

(i) There shall occur a cessation of a substantial part of the Borrower’s Business for a period which materially adversely affects Borrower’s capacity to continue Borrower’s Business in accordance with its historical practices; or the Borrower shall suffer the loss or revocation of any material license or permit now held or hereafter acquired which is necessary to the continued or lawful operation of the Borrower’s Business; or the Borrower shall be enjoined, restrained or in any other way prevented by a court, governmental or administrative order from conducting all or any material part of the Borrower’s Business; or

(j) The Borrower or any ERISA Affiliate shall fail to pay when due any material amount that they shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless such liability is being contested in good faith by appropriate proceedings, the Borrower or the ERISA Affiliate, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or a condition shall exist by reason of which the

PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(k) Any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower, or any court or other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or mare of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Encumbrance in favor of the Lenders created under any of the Loan Documents shall at any time (other than by reason of the Lenders relinquishing such Encumbrance) cease in any material respect to constitute a valid and, to the extent applicable, perfected Encumbrance on any material portion of the Collateral.

8.2                                 Remedies. Upon the occurrence of an Event of Default described in subsections 8.1(f) and (g), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Lenders and upon the Lenders’ declaration:

(a) The agreement of the Lenders to make any further Loans and to issue any Letters of Credit hereunder shall terminate;

(b) The unpaid principal amount of the Loans together with accrued interest, all Reimbursement Obligations and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived;

(c) The Borrower shall immediately pledge to Lenders cash collateral in an amount determined by Lenders to be sufficient to fully secure any Obligations of Borrower to Lenders with respect to (1) any issued Letters of Credit and (2) each Lenders’ FX Exposure; and

(d) The Lenders may exercise any and all rights it has under this Credit Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce its rights by any action at law or in equity or by any other appropriate proceeding.

No remedy conferred upon the Lenders in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law. Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Lenders exercise remedies under the Security Documents with respect to Collateral, the Lenders may, in their discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Lenders shall select in its sole discretion, and the Borrower consents to the foregoing and waives all rights of marshalling with respect to all Collateral.

SECTION IX

ASSIGNMENT AND PARTICIPATION

9.1.                              Right to Assign.

(a) Each of the Lenders shall have the right to assign at any time any portion of its Commitment hereunder and its interests in the risk relating to any Loans to other federally regulated banks which routinely engage in secured lending in the ordinary course of their business (each an “Assignee”) and to furnish from time to time to prospective Assignees copies of the Loan Documents and any information concerning the Borrower in its possession, provided that if no Event of Default shall have occurred and be continuing, each Assignee which is not an Affiliate of such Lender or a Federal Reserve Bank shall be subject to prior approval by the Borrower (such approval not to be unreasonably withheld). Each Assignee shall execute and deliver to RBS and the Borrower a joinder agreement. Upon the execution and delivery of such joinder agreement, (a) such Assignee shall, on the date and to the extent provided in such joinder agreement, become a “Lender” party to this Credit Agreement and the other Loan Documents for all purposes of this Credit Agreement and the other Loan Documents and shall have all rights and obligations of a “Lender” with a Commitment as set forth in such joinder agreement, and such Lender shall, on the date and to the extent provided in such joinder agreement, be released prospectively from its obligations hereunder and under the other Loan Documents to a corresponding extent (and, in the case of an assignment covering all of the remaining portion of a Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 11.3 and to any fees accrued for its account hereunder and not yet paid); (b) the assigning Lender, if it holds the Note, shall promptly surrender the Note to the Borrower for cancellation, provided that if RBS has retained any Commitment, the Borrower shall execute and deliver to RBS a new Note in the amount of its retained Commitment; (c) the Borrower shall issue to such Assignee a Note in the amount of such Assignee’s Commitment, dated the Closing Date or such other date as may be specified by such Assignee and otherwise completed in substantially the form of Exhibit A (d) this Credit Agreement shall be deemed appropriately amended to reflect (i) the status of such Assignee as a party hereto and (ii) the status and rights of the Lender hereunder; and (e) the Borrower shall take such action as RBS may reasonably request to perfect any security interests or mortgages in favor of the Lenders, including any Assignee which becomes a party to this Credit Agreement.

(b) A Lender may at any time pledge all or any portion of its rights under the Loan Documents, including any portion of the Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or any enforcement thereof shall release the Lender from its obligations under any of the Loan Documents.

9.2.                              Participations. A Lender shall have the right at any time and from time to time, without the consent of or notice to the Borrower, to grant participations to one or more federally regulated banks which routinely engage in secured lending in the ordinary course of their business (each a “Participant”) in all or any part of any Loans and Letter of Credit Participations owing to the Lender and the Note held by the Lender, and shall have the right to furnish from time to time to prospective Participants copies of the Loan Documents and any information concerning the Borrower in its possession. Notwithstanding the foregoing, under no circumstances may a (i) competitor of the Borrower or any of its Subsidiaries or (ii) an entity engaged in a line of business similar to that of the Borrower or any of its Subsidiaries, become a Participant. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, provided that the documents evidencing any such participation may provide that, except with the consent of such Participant, the Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or commitment fee with respect to the portion of any Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or commitment fee with respect to the portion of any Loan subject to such participation, (a) the waiver or reduction of any right to indemnification of the Lender hereunder, or (d) except as otherwise permitted hereunder, the release of any Collateral. Notwithstanding the foregoing, no participation shall operate to increase the total Commitments hereunder or otherwise alter the substantive terms of this Credit Agreement. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Credit Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof; the Lender shall remain the holder of such Note for all purposes under this Credit Agreement and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Credit Agreement.

SECTION X

AGREEMENTS AMONG LENDERS

Each Lender authorizes RBS to act as agent for the Lender and RBS hereby agrees to act as agent for the Lender in respect of this Credit Agreement upon the terms and conditions set forth in this Credit Agreement, and upon the following additional terms and conditions:

10.1.  Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes RBS to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to RBS by the terms hereof, together with such powers as are reasonably incidental thereto.  Neither RBS nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Credit Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower, or the financial condition of Borrower, or (c) be liable to any of the Borrower for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.  Notwithstanding any provision to the contrary contained in this Credit Agreement or in any other Loan Document, RBS shall not have any duty or responsibility except those expressly set forth herein, nor shall RBS have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Loan Document or otherwise exist against RBS.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to RBS is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.2. Investment Purpose.  Each Lender represents and warrants to Borrower and to RBS that it is entering into this Credit Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

10.3.  Documents.  RBS shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or other document, instrument or agreement furnished pursuant to this Credit Agreement or in connection herewith or the value of any collateral obtained hereunder, and RBS shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

10.4. Lenders’ Independent Investigation.  Each Lender, by its signature to this Credit  Agreement or joinder agreement, acknowledges and agrees that RBS has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of the Borrower or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between RBS and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Borrower in connection with the extension of credit hereunder, and agrees that RBS has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the date of this Credit Agreement or at any time or times thereafter.  Each Lender further represents that it has reviewed the Credit Agreement and each of the other Loan Documents.

10.5.  Lenders and Affiliates.  Each Lender and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower, its Subsidiaries and Affiliates as though such Lender were not a lender hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, each Lender or its affiliates may receive information regarding the Borrower, any Subsidiary or any Affiliate and acknowledges that such Lender shall be under no obligation to provide such information to other Lenders.  With respect to Loans and Letters of Credit, RBS and its affiliates shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise the same as though RBS were not agent, and the terms “Lender” and “Lenders” include RBS and its affiliates, to the extent applicable, in their individual capacities.

10.6.  Knowledge of Default.  RBS shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless RBS has received notice from a Lender or a Borrower referring to this Credit Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that RBS receives such a notice, RBS shall give notice thereof to the Lenders. RBS shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until RBS shall have received such directions, RBS may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

10.7.  Action by RBS.  Subject to the other terms and conditions hereof, so long as RBS shall be entitled to assume that no Default or Event of Default shall have occurred and be continuing, RBS shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Credit Agreement. RBS shall incur no liability under or in respect of this Credit Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against RBS as a result of RBS’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

10.8.  Delegation of Duties.  RBS may execute any of its duties under this Credit Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  RBS shall not be responsible to the Lenders for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

10.9.  Indemnification of Agent.  The Lenders agree to indemnify RBS (to the extent not reimbursed by Borrower) ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against RBS in its capacity as agent in any way relating to or arising out of this Credit Agreement or any Loan Document or any action taken or omitted by RBS with respect to this Credit Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from RBS’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by RBS in any capacity other than as agent under this Credit Agreement or any other Loan Document.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.9.  The undertaking in this Section 10.9 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Credit Agreement and the resignation or replacement of the agent.

10.10.  Successor Agent.  RBS may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders.  If RBS shall resign under this Credit Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following RBS’s notice to the Lenders of its resignation, then RBS shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.  If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

10.11.  No Reliance on RBS’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on RBS to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with Borrower, its Subsidiaries, Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

10.12.  Amendments.  No amendment, modification, termination, or waiver of any provision of this Credit Agreement or any of the other Loan Documents nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the previous sentence, unanimous consent of the Lenders shall be required with respect to (i) any increase in the Revolving Loan Commitment hereunder, (ii) the extension or postponement of maturity of the Loans, the payment date of interest or scheduled principal thereunder, or the payment date of commitment or other fees payable hereunder, (iii) any reduction in the stated rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 10.12), or in any amount of interest or scheduled principal due on any Loan, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (iv) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (v) the release of the

Borrower or of substantially all of the Collateral, or (vi) any amendment to this Section 10.12.

10.13.  Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Credit Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between Borrower and the Lenders with respect to the Loan Documents and any ancillary documents and agreements is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward the Borrower with respect to any such documents or the transactions contemplated thereby.

10.14. Costs, Expenses and Taxes.  The Borrower agrees to pay on demand all costs and expenses of RBS in connection with the Credit Agreement and Loans, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of RBS in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of RBS in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for RBS, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  Borrower also agrees to pay on demand all costs and expenses of RBS and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Credit Agreement or any of the Loan Documents.  In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.  All obligations provided for in this Section shall survive any termination of this Credit Agreement.

SECTION XI

GENERAL

11.1.                        Notices. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or five (5) days after being sent by certified or registered mail, return receipt requested, postage pre-paid, and addressed to such party at its address indicated below:

If to the Borrower:

Virtusa Corporation

2000 West Park Drive

Westborough, Massachusetts 01581

Attention:        Chief Financial Officer

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: Gina Lynn Martin, Esq.

If to RBS, at

RBS Citizens,National Association

28 State Street

Boston, Massachusetts 02109

Attention: Victoria P. Lazzell

with a copy (which shall not constitute notice) to:

Bartlett Hackett Feinberg, P.C.

155 Federal Street

Boston, Massachusetts 02110

Attention: John L. Hackett, Esq.

or at any other address specified by such parry in writing.

11.2.                        Expenses. Whether or not the transactions contemplated herein shall be consummated, the Borrower promises to reimburse the Lender for all reasonable out-of-pocket fees and disbursements (including all reasonable and documented attorneys’ fees and collateral evaluation costs) incurred or expended in connection with the preparation, filing or recording, interpretation or administration of this Credit Agreement and the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof, or in connection with the enforcement of any Obligations, the exercise, preservation or enforcement of any rights, remedies or options of the Lender or the satisfaction of any Obligations, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder, including, without limitation, documented fees and disbursements of outside legal counsel, accounting, consulting, brokerage or other similar third party  professional fees or expenses; all fees, charges (including the Lender’s per diem charges) and expenses relating to any inspections, appraisals or examinations conducted in connection with the Loans or any Collateral; and all costs and expenses relating to any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral. The amount of all such costs and expenses shall, until paid, bear interest at the rate applicable to Revolving Credit Loans and shall be an Obligation secured by the Collateral. The Borrower will pay any taxes (including any interest and penalties in respect thereof), other than the Lender’s federal and state income taxes, payable on or with respect to the transactions contemplated by the Loan Documents (the Borrower hereby agreeing to indemnify the Lender with respect thereto).

11.3.                        Indemnification. The Borrower agrees to indemnify and hold harmless the Lender, as well as its respective shareholders, directors, officers, agents, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable and documented costs and expenses (including, without limitation, reasonable fees and disbursements of outside attorneys, experts and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Credit Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, or with respect to any Letters of Credit, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Credit Agreement, any of the other Loan Documents or any such other documents are ultimately consummated. In any investigation, proceeding or litigation, or the preparation therefore, the Lender shall select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to the Lender. The Borrower authorizes the Lender to charge any deposit account or Note Record which it may maintain with any of them for any of the foregoing. The covenants of this Section 11.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Note, any other Loan Document or any other Obligation.

11.4.                        Survival of Covenants. Etc.  All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lender of the Loans as herein contemplated and the termination of the Commitment, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or the Lender has any obligation to make any Loans hereunder or has any obligation to issue any Letter of Credit. Notwithstanding the foregoing, the provisions of Sections 11.2 and 11.3 shall continue in full force and effect after the payment in full of all Obligations. All statements contained in any certificate or other writing delivered by or on behalf of the Borrower pursuant hereto or the other Loan Documents or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

11.5.                        Set-Off. Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Lender or any of its branch offices to the Borrower may, at any time and from time to time without prior notice to the Borrower, be set off, appropriated, and applied by the Lender against any and all Obligations of the Borrower in such manner as the head office of the Lender or any of its branch offices in its sole reasonable discretion may determine, and the Borrower hereby grants the Lender a continuing security interest in such deposits, balances or other sums for the payment and performance of all such Obligations.

ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL, WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, BALANCES, OTHER SUMS AND PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.6.                        No Waivers. No failure or delay by the Lender in exercising any right, power or privilege hereunder, under the Note or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. The rights and remedies herein and in the Note and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

11.7. Binding Effect of Agreement. This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assignees provided that the Borrower may not assign or transfer its rights or obligations hereunder.

11.8.                        Lost Note, Etc. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Note or any Security Document which is not a public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or Security Deposit, if available, the Borrower will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

11.9.                        Captions; Counterparts. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for mare than one such counterpart signed by the party against whom enforcement is sought.

11.10.                  Entire Agreement. Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements with respect to the subject matter hereof.

11.11.                  Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMIMSTRATION OR ENFORCEMENT OF THE LOANS AND THE LOAN DOCUMENTS, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

11.12.                  Governing Law; Jurisdiction; Venue.  THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER CONSENTS TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN SUFFOLK COUNTY IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDER UNDER THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND CONSENTS TO SERVICE OP PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE BORROWER’S ADDRESS SET FORTH HEREIN. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION IN WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THIS SECTION AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD

OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.13 Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement under seal as of the date first above written.

WITNESS	VIRTUSA CORPORATION

/s/ Paul D. Tutun	By:	/s/ Ranjan Kalia

RBS CITIZENS, NATIONAL ASSOCIATION
As Agent and Lender

/s/ Illegible	By:	/s/ Jennifer Perry
Vice President

JPMORGAN CHASE BANK, N.A.
As Lender

/s/ Karen Mercer	By:	/s/ James P. Murphy

LISTING OF SCHEDULES

Schedule A-  Applicable Percentages of Lenders

Schedule B- Outstanding Indebtedness among Borrower and its Subsidiaries

Schedule 4.25- Material Contracts of Borrower and Subsidiaries

LISTING OF EXHIBITS

Exhibit A-1 and A-2	Form of Revolving Promissory Note

Exhibit B	Notice of Borrowing

Exhibit C	Additional Disclosures of Borrower

Exhibit D	Covenant Compliance Certificate

Exhibit E	Borrowing Base Certificate